PILLAR EQUITY GROWTH FUND


                        SCHEDULE DATED NOVEMBER 14, 1996
                      TO THE INVESTMENT ADVISORY AGREEMENT
                              DATED APRIL 28, 1995
                                     BETWEEN
                                THE PILLAR FUNDS
                                       AND
               UNITED JERSEY BANK INVESTMENT MANAGEMENT DIVISION,
                        A DIVISION OF UNITED JERSEY BANK

Fees: Pursuant to Section 3, the Trust shall pay the Adviser compensation for services rendered to the Equity Growth Fund (the "Portfolio") at an annual rate of .75% of the Portfolio's average daily net assets.